Exhibit 99.1

S.Y. Bancorp Announces Higher Second Quarter Earnings as Net Income Per
                  Diluted Share Increases 8% to $0.43


    LOUISVILLE, Ky.--(BUSINESS WIRE)--July 18, 2007--S.Y. Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville metropolitan area, Indianapolis and Cincinnati, today reported results for the quarter and six months ended June 30, 2007. Highlights of the report included record earnings, driven primarily by a strong earning asset base and continued growth in the Company's investment management and trust services. Strong credit quality performance also characterized S.Y. Bancorp's results for the second quarter, leading to a reduction in Company's provision for loan losses and helping to offset increasing competitive pressures affecting loan growth and margin. A summary of results for the second quarter and year-to-date period follows:


Quarter Ended June 30,                  2007          2006      Change
----------------------------------  ------------  ------------  ------
Net income                          $ 6,297,000   $ 5,868,000     7.3%
Net income per share, diluted       $      0.43   $      0.40     7.5%
Return on average equity                  17.90%        18.02%
Return on average assets                   1.80%         1.76%


Six Months Ended June 30,               2007          2006      Change
----------------------------------  ------------  ------------  ------
Net income                          $12,001,000   $11,188,000     7.3%
Net income per share, diluted       $      0.82   $      0.76     7.9%
Return on average equity                  17.26%        17.42%
Return on average assets                   1.72%         1.68%

Additional unaudited supplemental financial information for the second quarter and six months ended June 30, 2007 and 2006, may be obtained by following this link: http://www.irinfo.com/sybt/SYBT2q07ftm.pdf.


    Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "We are pleased to report higher earnings for the quarter, which are especially significant against the backdrop of an increasingly competitive environment and considering the investments we are making to expand our reach to new markets. These earnings again provided strong returns on equity and earnings for our stockholders and support our ongoing efforts to enhance stockholder value through higher cash dividends.

    "While we continue to face intense competitive conditions that have restrained loan growth and exerted pressure on net interest margin, we are gratified to note continued success in maintaining solid asset quality," Heintzman added. "With this discipline, our lending operations remain an important contributor to our overall earnings performance. At the same time, our investment management and trust operations continue to grow in significance, adding measurably to non-interest income and our bottom line, and providing an even stronger competitive distinction for our company and enhanced service capabilities for our customers."

    Heintzman noted that assets under management by Stock Yards Trust Company have increased 14% over the past year, rising to $1.67 billion as of June 30, 2007, and reflecting a net gain in new business as well as market appreciation. In the second quarter alone, the Company increased assets under management $66 million or 4%.

    "Even as we remain focused on the fundamentals of our business to achieve current growth within the context of a more challenging climate, we also continue to dedicate significant energy to the development of future growth opportunities," Heintzman continued. "We are approaching the opening of our second location in Indianapolis, following our entry into that market four years ago. Building from our private banking model that proved to be so successful in Louisville, our Indianapolis operations have ramped up rapidly to become a key source of loan growth for the Company. We are excited about the prospects of our second branch opening and adding to the momentum we have witnessed there. We are equally enthusiastic about the opportunities we see in the Cincinnati market and are confident that our style of service-oriented banking, coupled with our continued practice of developing a team of seasoned lenders with deep local-market experience, will lay the groundwork for successful expansion to our third and demographically largest market. With that said, we have hired a seasoned banker to lead our expansion and have established a temporary loan production office downtown until a permanent location is available."

    In the second quarter of 2007, net interest income, the Company's largest source of revenue, increased $129,000 or 1% compared with the year-earlier period. Net interest income increased $570,000 or 2% in the first half of 2007 versus the same period last year. The increase for the second quarter reflected growth in net interest earning assets, offset by ongoing pressure on the net interest margin. Although net interest margin improved three basis points in the second quarter compared with the first quarter of 2007, net interest margin for the second quarter, at 4.26%, declined 15 basis points versus 4.41% in the year-earlier quarter. This compression was due largely to higher interest expense associated with the Company's recent promotion of certificates of deposit. Also, the persistence of a relatively flat yield curve, together with mounting competitive pressures on both loan and deposit interest rates, continue to adversely affect our net interest margin. While the Company believes it remains well positioned for the current interest rate environment, with its loan portfolio being split between approximately 60% fixed and 40% variable rates, it expects ongoing pressure on net interest margin.

    In the second quarter, there were $4.8 million of non-performing loans, or 0.41%, relative to total loans, which showed improvement from the first quarter of 2007, as well as from the 0.67% in the same quarter last year. Net charge-offs also remained low at 0.05% of average loans compared with 0.07% in the first quarter of 2007 and 0.03% in the second quarter of 2006. Management continues to view these metrics as an indication of overall sound asset quality and believes it has appropriately recognized the loan-loss exposure in its portfolio. Based on the Bank's systematic credit risk assessment process, including consideration of a declining level of non-performing loans, the Company reduced its provision for loan losses to $460,000 in the second quarter from $600,000 in the second quarter of 2006. For the first six months of 2007, the loan loss provision totaled $1,240,000 versus $950,000 in the year-earlier period. The Company's allowance for loan losses was 1.04% of total end-of-quarter loans at June 30, 2007, compared with 1.06% of total end-of-quarter loans at March 31, 2007, and 1.14% at June 30, 2006.

    Non-interest income increased $495,000 or 7% in the second quarter compared with the same quarter last year, primarily due to higher investment management and trust income, which rose $405,000 or 14% during the quarter. This, along with higher bankcard transaction revenue, gains on sales of mortgage loans and other non-interest income, offset lower service charges on deposit accounts and brokerage fees and commissions for the quarter. Non-interest income increased $738,000 or 5% in the first half of 2007 compared with the year-earlier period, again driven by investment management and trust income.

    Non-interest expense increased $206,000 or 2% in the second quarter of 2007 versus the same period last year. The increase for the second quarter reflected higher salaries and employee benefits, due in part to the addition of staff associated with the development of a second office in the Indianapolis market and the Company's recently announced entry into the Cincinnati market, as well as higher data processing expense and net occupancy expense. Non-interest expense declined $198,000 or 1% in the first half of 2007 compared with the year-earlier period. For the year-to-date period of 2007, salaries and employee benefits were less than those of 2006 mainly due to lower health insurance expense, reduced stock compensation expense and deferral of salary expense related to loan originations. Further, the first quarter of 2007 reflected a reduction in state bank taxes resulting from tax credits purchased in the quarter. The Company's efficiency ratio improved to 53.22% from 54.54% in the first quarter of 2007 and 53.88% in the second quarter last year.

    In the second quarter, total assets rose 6% to $1.425 billion from $1.340 billion at June 30, 2006, and were up 1% from $1.414 billion at March 31, 2007. The Company's loan portfolio increased 7% to $1.163 billion from $1.086 billion for the year-earlier period and rose 1% from $1.150 billion at the end of the first quarter of 2007. Deposits at June 30, 2007, increased 2% to $1.085 billion from $1.060 billion at June 30, 2006, but declined 2% from $1.110 billion at March 31, 2007.

    In May, the Company's Board of Directors increased the Company's quarterly cash dividend rate 7% to $0.16 per common share. The new rate was paid on July 2, 2007, to stockholders of record as of June 15, 2007.

    Louisville, Kentucky-based S.Y. Bancorp, Inc., with $1.425 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904.

    This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company's management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiaries operate; competition for the Company's customers from other providers of financial services; government legislation and regulation, which change from time to time and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company's customers; and other risks detailed in the Company's filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company.


                             S.Y. Bancorp
               Summary Unaudited Financial Information
               (in thousands except per share amounts)

                           Second Quarter Ended    Six Months Ended
                                 June 30,              June 30,
                           --------------------- ---------------------
                              2007       2006       2007       2006
                           ---------- ---------- ---------- ----------
Interest income            $   22,815 $   21,244 $   45,421 $   41,571
Interest expense                9,236      7,794     18,428     15,148
                           ---------- ---------- ---------- ----------
Net interest income            13,579     13,450     26,993     26,423
Provision for loan losses         460        600      1,240        950
                           ---------- ---------- ---------- ----------
Net interest income after
 provision for loan losses     13,119     12,850     25,753     25,473
Non-interest income             7,724      7,229     14,880     14,142
Non-interest expense           11,484     11,278     22,858     23,056
                           ---------- ---------- ---------- ----------
Net income before income
 taxes                          9,359      8,801     17,775     16,559
Provision for income taxes      3,062      2,933      5,774      5,371
                           ---------- ---------- ---------- ----------
Net income                 $    6,297 $    5,868 $   12,001 $   11,188
                           ========== ========== ========== ==========
Net income per share
    Basic                  $     0.44 $     0.41 $     0.84 $     0.77
    Diluted                $     0.43 $     0.40 $     0.82 $     0.76
Weighted average shares
 outstanding
    Basic                      14,325     14,484     14,357     14,494
    Diluted                    14,536     14,752     14,588     14,750


                                       June 30,   Dec. 31,   June 30,
                                         2007       2006       2006
                                      ---------- ---------- ----------
Total assets                          $1,425,299 $1,426,321 $1,340,101
Total loans                            1,162,906  1,148,954  1,085,739
Non-interest bearing
 deposits                                184,000    179,657    180,025
Interest-bearing deposits                901,316    923,585    879,500
                                      ---------- ---------- ----------
    Total deposits                     1,085,316  1,103,242  1,059,525
Stockholders' equity                     141,888    137,444    129,810
Book value per share                        9.92       9.54       9.00

Unaudited supplemental financial information for the second quarter and six months ended June 30, 2007 and 2006, may be obtained by following this link: http://www.irinfo.com/sybt/SYBT2q07ftm.pdf.

    CONTACT: S.Y. Bancorp, Inc.
             Nancy B. Davis, 502-625-9176
             Executive Vice President,
             Treasurer and Chief Financial Officer